Exhibit 10.11

MARIADB PLC

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

(Effective as of 18, 2022)

This MariaDB plc Non-Employee Director Compensation Program (the “Program”) sets forth the compensation payable to eligible members of the Board of Directors (the “Board”) of MariaDB plc (the “Company”) as of the date set forth above (the “Effective Date”). Each member of the Board who is not an officer or employee of the Company or any parent or subsidiary of the Company (an “Eligible Director”) is eligible to receive the compensation set forth in the Program. All amounts set forth in the Program are in U.S. dollars.

1. Cash Compensation. Each Eligible Director is entitled to receive the cash compensation set forth below.

Annual Retainers (for the Fiscal Year)	Amount (USD)
Board Member	$45,000
Chair of Committee:
Audit	$20,000
Compensation and Human Resources	$15,000
Governance and Sustainability	$10,000
Committee member:
Audit	$10,000
Compensation and Human Resources	$7,500
Governance and Sustainability	$5,000
Lead independent director	$20,000
Non-Employee Board Chair	$40,000

The annual retainers for service as a chair of a committee or as a member of a committee are in addition to the Board member annual retainer. A chair of a committee receives the chair annual retainer for the applicable committee, but does not also receive the committee member annual retainer. All cash compensation is paid in arrears in equal quarterly installments as soon as practicable after the end of the fiscal quarter for which services were rendered. Eligible Directors who commence service mid-quarter or who terminate service mid-quarter will receive pro-rated retainers to be paid at the end of the applicable fiscal quarter.

2. Equity Compensation.

(a) Annual Awards. On the date of each annual meeting of the Company’s shareholders, each Eligible Director who is a continuing director immediately following the annual meeting will automatically be granted an award of restricted stock units (“RSUs”) having a grant value of $175,000 (the “Grant Value”). The number of RSUs granted will be calculating by dividing the Grant Value by the average closing price of the Company’s ordinary shares (“Ordinary Shares”) over the 20 trading days ending on the trading day immediately preceding the grant date, rounded down to the nearest whole share (the “Annual Award”).

(b) Initial Director Awards (Other than Initial Business Combination Awards).

(i) Each individual who first becomes an Eligible Director after the Effective Date (other than an Eligible Director who receives an Initial Business Combination Award, as defined below) will automatically receive on the date of such initial election or appointment to the Board (or, if such date is not a market trading day, on the first market trading day thereafter) both (i) an award of RSUs having a Grant Value of $175,000 (the “Initial Director Award”) and (ii) the Annual Award, provided that if the Eligible Director is initially elected or appointed to the Board on a date other than the date of an annual meeting of the Company’s shareholders, the $175,000 Grant Value of the Annual Award will be pro-rated, based on the number of full months between initial election or appointment and, as applicable, (i) the anticipated date of the Company’s next annual meeting of shareholders, if scheduled (which will apply until clause (ii) can apply), or (ii) the date of the first anniversary of the Company’s prior annual meeting of shareholders, if the next annual meeting of the Company’s shareholders is not yet scheduled (with full months calculated with reference to the day of applicable annual meeting of shareholders).

(iii) The number of RSUs granted pursuant to the Initial Director Award and the Annual Award will be calculated by dividing the applicable Grant Value by the average closing price of the Ordinary Shares for the 20 trading days ending on the trading day immediately preceding the applicable grant date, rounded down to the nearest whole share.

(iv) If an individual who was both a member of the Board and an employee of the Company or any of its subsidiaries terminates employment with the Company and its subsidiaries and remains a member of the Board, such individual will not be eligible to receive an Initial Director Award or an Annual Award under this Section 2(b), but will become eligible to receive Annual Awards under Section 2(a).

(c) Initial Business Combination Awards. Effective on the trading date immediately following the effectiveness of an initial Form S-8 Registration Statement filed with the U.S. Securities and Exchange Commission for the securities issuable under the Company’s 2022 Equity Incentive Plan, as amended from time to time (the “Plan”), each Eligible Director initially appointed to the Board after completion of the transactions contemplated by the Business Combination Agreement dated January 31, 2022, by and between the parties named therein, including the Company (the “Business Combination”), will automatically receive an Annual Award with a Grant Value of $175,000, such Grant Value to be pro-rated based on the number of full months between completion of the Business Combination and the anticipated date of the 2023 annual meeting of shareholders; and provided, further, that the number of RSUs granted under this award will be calculated by dividing the pro-rated Grant Value by the average closing price of the Ordinary Shares for the 60 trading days ending on the trading day immediately preceding the grant date (or any lesser number of trading days that have occurred as of the trading day immediately preceding such grant date), rounded down to the nearest whole share (the “Initial Business Combination Award”). For the avoidance of doubt, the Initial Business Combination Awards are one-time awards to those Eligible Directors first appointed to the Board in connection with the completion of the Business Combination and who remain Eligible Directors on the effective date of grant of the Initial Business Combination Awards. Initial Director Awards, Annual Awards and Initial Business Combination Awards are collectively referred to in the Program as “Awards.”

(d) Vesting of Awards.

(i) Each Annual Award and Initial Business Combination Award will fully vest upon the earlier of (i) the one-year anniversary of the grant date and (ii) the day immediately prior to the Company’s annual meeting of shareholders that next occurs after the grant date.

(ii) Each Initial Director Award will vest as to one-third of the total number of RSUs granted on the first anniversary of the grant date of the Initial Director Award and as to an additional one-third of the total RSUs granted on each of the two subsequent anniversaries thereafter.

(iii) Vesting of Awards is subject to the Eligible Director’s continued service as a director through the vesting date, except as otherwise provided herein. In the event of a Change of Control (as defined in the Plan), Awards will become fully vested.

(e) Termination of Service. In the event an Eligible Director’s service terminates due to death or Disability (as defined in the Plan), outstanding Awards will become fully vested. In the event an Eligible Director’s service terminates for any other reason prior to the vesting date of an Award, the Award will automatically be forfeited upon such termination.

(f) Other Terms. Awards will be granted under the Plan. All provisions of the Plan not inconsistent with the Program will apply to the Awards, including the Plan’s annual limits on the amount of compensation payable to an Eligible Director. Notwithstanding anything to contrary in the Program, no Award will be granted to an Eligible Director until prior to effectiveness of the initial Form S-8 Registration Statement filed for the shares issuable under the Plan.

3. Expense Reimbursement. Eligible Directors will be reimbursed for reasonable travel and related expenses incurred in connection with attending Board and committee meetings and in connection with other Board-related business or activities.

4. Termination or Amendment. The Board may terminate or amend the Program at any time. Termination or amendment of the Program may not, without the written consent of an Eligible Director, impair or diminish any rights under an outstanding Award or compensation already paid (other than an amendment necessary to comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”)).

5. Section 409A. The Company intends that payments to Eligible Directors who are U.S. taxpayers satisfy the conditions of Section 409A as set forth in the Plan.